Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is made by and between Douglas W. Kohrs (“Executive”) and Tornier, Inc. (“Tornier” or the “Company”).

Tornier and Executive (collectively the “Parties”) wish to end their employment relationship in an honorable, dignified and orderly manner. Recognizing that termination of employment generally implicates potential personal transition and legal issues, Tornier is willing to provide Executive with additional benefits to ease Executive’s transition in exchange for a full and final release of claims. Toward that end, Tornier and Executive have agreed to separate effective November 12, 2012, according to the terms set forth in this Agreement.

Executive does not believe that he has any claims against the Company, but Executive nevertheless agrees to resolve any actual and potential claims arising out of his employment with and separation from the Company by entering into this Agreement.

IN CONSIDERATION OF THE FOREGOING RECITALS AND THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, EXECUTIVE AGREES AS FOLLOWS:

1.	Definitions. Subject to the following defined terms, all words used in this Agreement are to have their plain meanings in ordinary English.

A.	Executive includes both Executive and anyone who has or obtains any legal rights or claims through Executive, including any and all heirs, executors, administrators and assigns.

B.	Released Parties means Tornier, Inc., and its parents, subsidiaries, affiliates, predecessors, successors, joint venture partners and divisions; their present and past officers, directors, committees, shareholders and employees, whether in their individual or official capacities; any company providing insurance to them, in the present or past; present and past fiduciaries of any employee benefit plan sponsored or maintained by them (other than multiemployer plans); their attorneys; and anyone who acted on their behalf or on instructions from them.

C.	Termination Date means November 12, 2012.

D.	Claims means any and all actual, suspected or potential claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected, or claimed, both past and present through the date this Agreement becomes effective, against any of the Released Parties, seeking any form of relief, whether for compensatory damages, liquidated damages, punitive or exemplary damages, penalties, fines, assessments, other damages, reinstatement, back pay, front pay, attorneys’ fees, specific performance, injunctive relief, or costs, and which arise out of or are connected with Executive’s employment with, relationship with, or Executive’s separation or termination from, the Company, including without limitation:

(i)	Claims arising out of or relating to Executive’s employment with the Company or the termination of that employment;

(ii)	Claims, whether asserted on Executive’s behalf or on behalf of any third party, arising out of or relating to the statements, actions, or omissions of the Company;

(iii)	Claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, rule or regulation, including without limitation, claims under the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Civil Rights Act (42 U.S.C. § 1981), the Family Medical Leave Act (FMLA), the Employee Retirement Income Security Act (ERISA), Equal Pay Act (EPA), the Worker Adjustment and Retraining Notification Act (WARN), all fair employment practices, individual rights, or other statutes including without limitation the Minnesota Human Rights Act (MHRA), non-interference or non-retaliation statutes and any other federal, state, or local statute, law, rule, regulation, ordinance or order;

(iv)	Claims for alleged wrongful discharge; breach of contract (including, but not limited to, claims for breach of any written or verbal employment agreement); breach of implied contract; failure to keep any promise; breach of an express or implied covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; whistleblower or other illegal retaliation or reprisal; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

(v)	Claims for compensation of any kind (except those expressly provided in or excepted from this Agreement), including without limitation, salary, bonuses, commissions, expense reimbursements, stock options or other stock-based compensation, used or accrued vacation pay, personal time pay, personal time reservoir, sick pay, severance payments under any past, pending or future severance pay plans, short and/or long term disability benefits, life insurance benefits, accidental death and disability insurance benefits, dental, medical and vision benefits, retirement savings or 401(k) or 403(b) contributions, and payments for any other type of benefit, leave of absence or time off of work;

(vi)	Claims for back pay, front pay, reinstatement, injunctions or other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages and punitive damages; and

(vii)	Claims for attorneys’ fees, disbursements, costs and interest.

The term “Claims” does not include any applicable claims for: (i) unemployment insurance benefits; (ii) workers’ compensation benefits to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; (iii) vested post-termination benefits under any employee benefit plan or any additional benefits available to Executive as a “service provider” per the terms of any such plan; (iv) rights and benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended, (COBRA); (v) the right to enforce the terms of this Agreement; (vi) any right to defense, indemnification or contribution, whether pursuant to the Company’s certificate of incorporation or bylaws, contract, applicable law or otherwise for claims brought against Executive in his capacity as an employee or agent of the Company; (vii) rights as a shareholder of the Company; (viii) rights under the Uniformed Services Employment and Reemployment Rights Act (USERRA) 38 U.S.C. § 4301, et seq.; (ix) events occurring after this Agreement becomes effective; and (x) any other rights which cannot be waived or released under applicable law.

E.	Special Consideration means the Company’s engagement of Executive by the Company as a Consultant pursuant to the terms of the Consulting Agreement attached hereto as Exhibit A, including without limitation the payment by the Company of consulting fees to the Executive thereunder, which Consulting Agreement Executive agrees to sign as a condition of this Agreement. Company and Executive anticipate that the level of bona fide services the Executive will perform following the Termination Date pursuant to the terms of the Consulting Agreement will be less than twenty percent (20%) of the average level of bona fide services performed by the Executive over the thirty-six (36) month period immediately preceding the Termination Date and execution of the Consulting Agreement. The term Special Consideration does not include the following amounts which will be paid to Executive regardless of whether Executive signs this Agreement:

1.	Executive’s base salary for the time Executive worked through the end of business on the Termination Date;

2.	Any accrued but unused vacation to which Executive is entitled as of the Termination Date;

3.	Any unpaid business expenses incurred by Executive through the Termination Date in the course of and pursuant to Tornier’s expense reimbursement policies and procedures; or

4.	The Severance Pay and Benefits referenced in Section 3 of this Agreement.

2.	Mutual Agreement to Release Claims and Covenant Not to Sue.

A.	In exchange for the Special Consideration referenced above and the other undertakings of the Company stated in this Agreement and the Consulting Agreement attached as Exhibit A, Executive knowingly and willingly releases, waives and forever discharges all Released Parties from any and all Claims, and all rights to any legal or equitable relief under any such Claims. In exchange for Executive’s agreement to release his Claims, Executive is receiving satisfactory compensation (Special Consideration) from the Company to which Executive is not otherwise entitled by law, contract, or under any Company plan, policy or procedure. The Special Consideration that Executive is receiving is a full and fair payment for the above release of all Claims. The Released Parties do not owe Executive anything in addition to what Executive is entitled to receive will receive under this Agreement.

Executive will not, directly or indirectly, whether on behalf of Executive or any third party, bring any lawsuits against the Company or make any demands against the Company for any kind compensation, damages or other relief. If Executive institutes any claim that is not excepted or excluded as provided in this Agreement, Executive agrees that the Company will be entitled to recover all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees, and to recover any costs and fees, including attorneys’ fees. Executive agrees that the Special Consideration is in addition to anything owed by the Company to Executive by law or contract, or under company policy, and it is provided to Executive in exchange for, and specifically contingent upon, Executive entering into this Agreement.

The Company has made no representations or warranties to Executive regarding the tax treatment of the payments provided under this Agreement. Executive understands that Executive is solely responsible for all federal, state and local income and any other taxes that may be due on account of these payments.

B.	The Company hereby releases, waives and forever discharges Executive from any and all actual, suspected or potential claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected, or claimed, both past and present through the date this Agreement becomes effective, against Executive, seeking any form of relief, whether for compensatory damages, liquidated damages, punitive or exemplary damages, penalties, fines, assessments, other damages, reinstatement, back pay, front pay, attorneys’ fees, specific performance, injunctive relief, or costs, and which arise out of or are connected with Executive’s employment with, relationship with, or Executive’s separation or termination from, the Company, and all rights to any legal or equitable relief under any such claims; provided, however, that such release shall not cover any claims relating to: (a) the enforcement of this Agreement; (b) the violation of any federal, state, or local statutory or public policy right or entitlement that may not be waived by law; (c) any personal charges of the Employee on any Company credit card; (d) any intentional or knowing fraud or wrongdoing, including without limitation intentional torts, misrepresentation, usurpation of corporate opportunity, or breach of fiduciary duty; (e) the Company’s right to recoup (claw back) payments to the Employee, to the extent required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal or state securities statute or rule adopted pursuant to statute; or (f) any wrongful act or omission that occurs after the date Employer executes this Agreement. Subject to the above exceptions, the Company will not, directly or indirectly, whether on behalf of itself or its parent companies, subsidiaries, affiliates or any third party, bring any lawsuits against Executive or make any demands against Executive for any kind compensation, damages or other relief. If the Company institutes any claim that is not excepted or excluded as provided in this Agreement, the Company agrees that Executive will be entitled to recover all costs and expenses of defending against the suit incurred by Executive, including reasonable attorneys’ fees, and to recover any costs and fees, including attorneys’ fees.

3.	Severance Pay and Benefits. Company and Executive acknowledge that Severance Pay is payable under the Executive’s employment agreement with the Company only upon a termination of employment that is an “involuntary separation from service” within the meaning of such term under Section 409A of the Internal Revenue Code and the parties agree that Executive’s termination of employment is an involuntary separation from service. Thus, pursuant to the terms of the employment agreement between the Parties, the Company also will provide Executive with the following “Severance Pay and Benefits.”

A. Severance Pay: Tornier will provide Executive with up to 12 months of severance pay in the maximum gross amount of Five Hundred and Eighteen Thousand Four Hundred and Ninety Dollars and no Cents ($518,490.00) (“Severance Pay”), less payroll withholdings that the Company reasonably believes are required by law or elected by Executive for state and federal income taxes, FICA and other applicable payroll deductions, payable in accordance with the Company’s normal payroll practices. The Severance Pay will be distributed to Executive as continuation of base salary paid to Executive at the rate paid to Executive on his Termination Date.

B. Health Insurance Benefits. If Executive timely elects continued coverage under the Company’s group medical plan or group dental plan pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), in accordance with ordinary plan practices: (a) from the Termination Date through the last day of the month in which the above-described salary continuation is credited, (b) the Company will reimburse Executive in an amount equal to the difference between the amount Executive in fact pays for such COBRA continuation coverage and the amount paid by an full-time active employee for the same level of coverage elected by Executive.

Conditions. In the event that Executive accepts other full-time employment, full-time engagement as an independent contractor or otherwise engages in his own business on a full-time basis prior to the one-year anniversary of his Termination Date, Executive will promptly notify the Company and the Company shall be entitled to deduct from the Severance Pay and Benefits the compensation paid to and the value of the benefits received by Executive in respect of such other employment or business activity. Severance Pay and Benefits will be paid less applicable payroll withholdings that the Company reasonably believes are required by law or elected by Executive for state and federal income taxes, FICA, and other applicable payroll deductions.

4.	Waiver of Rights to Additional Recovery. Executive understands that he is not being required to waive, dismiss or withdraw any charges, grievances, petitions or complaints that Executive may have filed against any Released Party with the Equal Employment Opportunity Commission, or local human rights or fair employment practices agency to the extent that any such charge, grievance, petition or complaint claims a violation of Title VII, the ADEA, the ADA, GINA, the EPA or other applicable civil rights or fair employment practices statutes, rules or regulations. Executive understands, however, that Executive is waiving his right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, Executive, or any other party. Nothing in this Agreement interferes with Executive’s right to file a charge with the EEOC, or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA or the EPA. Executive agrees that Company reserves any and all defenses, which it has or might have against any claims brought by Executive or on Executive’s behalf.

Executive represents and warrants that he is aware of no facts, evidence, allegations, claims, liabilities or demands relating to alleged or potential violations of law that may give rise to a claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state, local or international law, statute or regulation providing for protection and/or recovery to whistleblowers. Nothing in this Agreement interferes with Executive’s right to file a complaint or charge with the SEC or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation. Executive understands and agrees, however, that Executive waives his right to recover any whistleblower award under Section 21F of the Securities Exchange Act of 1934 or other individual relief in any administrative or legal action whether brought by the SEC or other law enforcement agency, Executive, or any other party, unless and to the extent that such waiver is contrary to law. Executive agrees that Company reserves any and all defenses which it has or might have against any such claims brought by Executive or on Executive’s behalf.

5.	Compliance with Prior Agreements and Company Policies and Procedures. Executive confirms that Executive remains bound by the terms of all prior agreements which Executive entered into with the Company and its parent companies, subsidiaries and affiliates, and all policies and procedures of the Company and its parent companies, subsidiaries and affiliates applicable to Executive and which by their terms extend beyond the Termination Date, including without limitation the Tornier N.V. Code of Conduct on Confidentiality and Insider Trading, the Tornier N.V. Global Disclosure Policy and the Rules for the Board of Directors of Tornier N.V. Executive understands and agrees that many of the terms in such prior agreements and Company policies and procedures extend beyond the Termination Date, including without limitation his duty to maintain as confidential all confidential, proprietary or trade secret information of the Company, its parent companies, subsidiaries and affiliates, his duty not to compete with the Company, his duty not to interfere with Company employees, agents, customers or prospective customers and his duty not to trade in Company securities when in possession of material nonpublic information. Without limiting the generality of the foregoing, and in the interest of clarification, Executive specifically agrees as follows:

A. Confidential Information Defined. “Confidential Information” means any form of written, recorded or oral information, or information obtained by the inspection of tangible objects, that the Company or any of its subsidiaries or affiliates treats as confidential or proprietary and that relates to business, technical, customer, vendor, supplier, marketing, employee and financial information (including the revenues, costs or profits associated with any of the Company’s, or any of its subsidiaries’ or affiliates’, products or services) including without limitation, ideas, inventions, trade secrets, trade names, know how, improvements, technical information, code books, business plans, training programs, manuals or materials, documents, charts, lists, software, drawings, materials, goods, product designs and plans, equipment or samples, financial statements, personnel files, employee compensation information, contracts, systems, procedures, customer and industry lists, mailing lists, price lists, or other data disclosed or delivered to Executive by Tornier, or arising from work or services done by Executive for Tornier. “Confidential Information” does not include any information for which Executive can demonstrate by competent written proof was: (a) known to the public at the time of the Company’s disclosure to Executive or entered the public domain thereafter through no fault of Executive; (b) in Executive’s possession free of any obligation of confidentiality at the time of the Company’s disclosure to Executive; or (c) rightfully communicated to Executive by a third party who was not under any obligation of confidentiality.

B. Authorized Uses. Confidential Information may be used by Executive only for purposes authorized in writing by the Company. Confidential Information shall be treated by Executive as confidential proprietary information of the Company, and shall not allow such information to be disclosed or reproduced or made available to others without prior written permission of the Company except to those that have a specific need to know. Executive shall reproduce the Company’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.

C. Protectable Interests. The Company is in the business of developing, producing and commercializing products related to human joint replacement and soft tissue repair, a worldwide and highly competitive business. The Company has expended considerable time, effort and resources in the development of its trade secrets, confidential information, customer goodwill, and in recruiting and training its workforce. The success of the Company is dependent in large measure on the preservation of its trade secrets, confidential information, customer goodwill, and workforce. Executive has been and will be performing services for the Company in a confidential capacity and has acquired and will continue to acquire knowledge about the Company’s valuable confidential information, trade secrets, customers and its workforce. Executive recognizes the importance to the Company of protecting these assets. Therefore, the Company requires Executive to agree, as an indispensable part of this Agreement, to reasonable restrictions on Executive’s activities during the term of his engagement and for a reasonable period of time after the conclusion of this engagement and Executive hereby does agree to these restrictions.

D. No Competing Employment. Executive agrees that for the period commencing on the date of this Agreement and ending on November 12, 2013 (such period is hereinafter referred to as the “Restricted Period”), with respect to any country in which the Company and its parent companies, subsidiaries and affiliates are engaged or are actively seeking to be engaged in business during the term of this Agreement, Executive will not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, partner or joint venturer, in any business activities if such activity is undertaken or is expressly contemplated to be undertaken by the Company or any of its parent companies, subsidiaries or affiliates or by Executive at any time during the last three (3) years of Executive’s employment with Tornier. Executive acknowledges that the restrictions contained in this Section 5.D. do not and will not prevent Executive from employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company or any of its parent companies, subsidiaries and affiliates, so long as prior to Executive accepting such employment, Tornier receives separate written assurances from the prospective employer and from Executive, satisfactory to Tornier, to the effect that Executive will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company or any of its parent companies, subsidiaries or affiliates. During the Restricted Period, Executive will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

E. No Interference. During the Restricted Period, Executive will not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than Tornier), directly or indirectly solicit, endeavor to entice away from the Company or any of its parent companies, subsidiaries or affiliates, or otherwise directly interfere with the relationship of the Company or any of its parent companies, subsidiaries or affiliates with any person who, to the knowledge of Executive, is employed by or otherwise engaged to perform services for the Company or any of its parent companies, subsidiaries or affiliates (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client of the Company or any of its predecessors, parent companies, subsidiaries or affiliates. The placement of any general classified or “help wanted” advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 5.E. unless Executive’s name is contained in such advertisements or solicitations.

6.	No Right to Reemployment. Executive understands and agrees that his employment with the Company is terminated effective as of the Termination Date and Executive has no express or implied right or entitlement to reinstatement or reemployment with the Company following Executive’s Termination Date. Executive agrees that the Company may use this Agreement as the sole reason to reject any inquiry or application for employment Executive may make.

7.	Agreement to Cooperate in Transition; Return of Property. Executive agrees that both before and after the Termination Date he will cooperate with the Company in its transition efforts as follows: (1) Executive agrees to be available, on a reasonable basis, to answer questions that may arise relating to Executive’s employment with or duties to the Company; (2) Executive agrees to execute and deliver to the Company any resignations or other documents necessary to effect his separation from the Company and its parent companies, subsidiaries and affiliates; (3) Executive shall return, before Executive’s Termination Date, and will not retain in any form or format, all Company documents, data, trunk stock and other property in Executive’s possession or control, including without limitation Company-owned equipment such as computers, iPads, smart phones, cell phones, etc.; provided, however, that Executive may retain his phone, iPad and computer through the term of the Consulting Agreement attached as Exhibit A; (4) after returning these documents, data and other property, Executive will permanently delete from any electronic media in Executive’s possession, custody or control (such as computers, smart phones, cell phones, hand-held devices, back-up devices, zip drives, etc.) or to which Executive has or may have had access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained; and (5) Executive agrees to provide the Company with a list of any documents that Executive created or is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents. Company “documents, data, and other property” includes, without limitation, computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, trunk stock, correspondence and/or other documents or materials related to the business of the Company or any its parent companies, subsidiaries or affiliates that Executive has compiled, generated or received while working for the Company, including all copies, samples, computer data, disks, or records of such material. Executive understands and agrees that the Company’s obligations under this Agreement are contingent upon Executive returning all Company documents, data, trunk stock, and other property and cooperating with the Company as set forth above.

8.	Agreement to Cooperate in Investigations and Litigation. Executive agrees that Executive will, at any future time, be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters and/or disputes concerning which Executive has or may have knowledge as a result of or in connection with Executive’s employment by the Company. In performing Executive’s obligations under this paragraph to testify or otherwise provide information, Executive will honestly, truthfully, forthrightly, and completely provide the information requested. Executive will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that Executive’s compliance will assist in the resolution of an investigation or the prosecution or defense of claims. Executive understands and agrees that the Company’s obligations under this Agreement are contingent upon Executive cooperating with the Company in investigations and litigation. From and after November 12, 2013, the Company agrees to pay Executive a reasonable rate for time spent by Executive in performing its obligations under this paragraph; provided, however, that the investigation or claim does not involve any alleged wrongdoing by Executive.

9.

Non-Disparagement. Executive agrees that Executive will make no defamatory, disparaging, critical, derogatory or negative oral or written comments regarding the Company, or its products or services. Executive understands and agrees that the Company’s obligations under this Agreement are contingent upon Executive’s compliance with this non-disparagement requirement. The Company agrees that with the exception of necessary internal high-level comments related to company business which shall remain confidential within the company, neither the Company nor any of its parent companies, subsidiaries or affiliates (specifically by and/or through senior-level management personnel and Board members) will make any defamatory, disparaging, critical, derogatory or negative oral or written comments regarding Executive.

10.	Not a Designated Spokesperson. Executive is not a designated spokesperson of the Company or any of its parent companies, subsidiaries or affiliates. Accordingly, Executive is not authorized to: (1) speak on behalf of the Company or any of its parent companies, subsidiaries or affiliates with analysts, market professionals, investors, members of the media, customers, sales agents, distributors, employees or otherwise; (2) issue statements on behalf of the Company or any of its parent companies, subsidiaries or affiliates; or (3) communicate information about the Company to any such persons, unless specifically asked to do so in writing by the Company’s current President and Chief Executive Officer or Chief Financial Officer. Executive shall refer all inquiries from such persons or any request for an interview to either the Company’s current President and Chief Executive Officer or Chief Financial Officer. These obligations are in addition to Executive’s confidentiality and other obligations under this Agreement, the Consulting Agreement and policies and procedures of the Company and its parent companies, subsidiaries and affiliates applicable to Executive and which by their terms extend beyond the Termination Date, including without limitation the Tornier N.V. Code of Conduct on Confidentiality and Insider Trading, the Tornier N.V. Global Disclosure Policy and the Rules for the Board of Directors of Tornier N.V. Executive understands and agrees that the Company’s obligations under this Agreement are contingent upon Executive’s compliance with this Section 10.

11.	Advice to Consult with an Attorney. Executive understands and acknowledges that Executive hereby is being advised by the Company to consult with an attorney prior to signing this Agreement. Executive’s decision whether to sign this Agreement is Executive’s own voluntary decision made with full knowledge that the Company has advised Executive to consult with an attorney. The Company will not advance or reimburse any attorneys’ fees, costs or expenses incurred by Executive in connection with any such review.

12.	Older Workers Benefit Protection Act. Executive has been advised and understands that the waiver and release of Claims being granted hereunder is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. Nothing in this Agreement interferes with Executive’s right to challenge the knowing and voluntary nature of this Agreement under the ADEA and/or OWBPA. Executive has been advised of this law, and Executive agrees that he is signing this Agreement of Executive’s own free will, and with full knowledge of its consequences. Executive understands that Company is giving Executive at least 21 days from the date he received a copy of this Agreement to decide whether he wishes to sign it. Executive acknowledges that Company has advised Executive to use this time to consult with an attorney about the effect of this Agreement. If Executive signs this Agreement before the end of the 21-day period it will be Executive’s personal, voluntary decision to do so, and shall be done with full knowledge of Executive’s legal rights. Executive agrees that any changes to this Agreement will not restart the running of this consideration period.

13.

Rights and Procedure for Accepting or Revoking this Agreement. Executive has been advised that this Agreement shall be signed by Executive no earlier than Executive’s Termination Date. Executive understands that insofar as this release relates to Executive’s rights under the ADEA, he has the right to revoke that release by written notice of such to the Company within 7 calendar days following Executive’s signing this Agreement. Executive understands that insofar as it extends to Executive’s rights under the MHRA, he has the right to rescind that release by written notice of such to the Company within 15 calendar days of Executive’s signing this Agreement. Any such revocation or rescission must be in writing and hand-delivered to Tornier’s Senior Vice President, Human Resources, Mr. Greg Morrison, or, if sent by mail, post-marked within the 7-day revocation or 15-day rescission period, addressed to Mr. Greg Morrison, Vice President, Human Resources, Tornier, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, and sent by certified mail, return receipt requested. Executive understands that the Special Consideration he is receiving for settling and releasing Executive’s Claims is contingent upon Executive’s agreement to be bound by the terms of this Agreement. Accordingly, if Executive decides to revoke or rescind this Agreement, Executive is not entitled to the Special Consideration offered in this Agreement.

14.	No Admission of Wrongdoing. This Agreement shall not be construed as an admission of liability for any of the claims released by Executive or in connection with any other matter.

15.	Successors and Assigns. Executive agrees that the promises in this Agreement benefit the Company and also any successor or assignee of the Company’s business or operations. The Company agrees that its promises in this Agreement shall be binding on any successor or assignee of its business or operations. Executive warrants and represents that Executive has not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of this Agreement.

16.	Entire Agreement/Merger; Other Written Agreements. Subject to Executive’s agreement, as set forth above, to abide by other agreements with the Company and all Company policies and procedures of the Company or any of its parent companies, subsidiaries or affiliates applicable to Executive and which by their terms extend beyond the Termination Date, this, together with the Consulting Agreement attached as Exhibit A, is the entire agreement between Executive and the Company relating to Executive’s employment and Executive’s termination from employment, and Executive’s right to any severance pay and benefits. Except as expressly provided otherwise in this Agreement, this Agreement supersedes all prior oral and written agreements and communications between the Parties. This Agreement shall not be modified, amended or terminated, except by a written agreement manually signed by both Parties.

17.	Interpretation of the Agreement. This Agreement is to be interpreted as broadly as possible to achieve Executive’s intention to resolve all of Executive’s Claims against the Company. If this Agreement is held by a court to be inadequate to release a particular claim encompassed within Executive’s Claims, this Agreement will remain in full force and effect with respect to all the rest of Executive’s Claims. In case any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

18.	Governing Law and Venue. Executive understands that the Company’s principal place of business is in Bloomington, Minnesota, and accordingly, Executive agrees that this Agreement shall be governed by, and be construed and enforced in accordance with Minnesota law, without reference to choice of law, except to the extent it is pre-empted by federal law. Executive agrees that any dispute relating to this Agreement must be brought in the state or federal court within the State of Minnesota, Hennepin County.

19.

Remedies. In the event that Executive breaches Executive’s obligations under this Agreement or the Company learns that Executive’s representations and warranties contained in this Agreement are false, the Company shall have the right to bring a legal action for appropriate equitable relief as well as damages, including reasonable attorneys’ fees, and shall also have to right to suspend payment of the Special Consideration set forth in this Agreement and/or to recover, in addition to any equitable relief and damages allowed by law, the Special Consideration Executive has received under this Agreement.

20.	Representations and Warranties. Executive represents and warrants that he is aware of no alleged or potential violations of law, liabilities, claims or demands of any kind or nature that have been or could be made against the Company by Executive or any other person or entity. Executive represents that he has carefully read this entire Agreement and understand all of its terms. Executive represents that no promise or inducement has been offered to Executive except as set forth herein, and that this Agreement is executed without reliance upon any statement or representation by the Company or any representative or agent of the Company. Executive warrants that he has full legal authority to release any and all claims as specified herein and to undertake all other obligations as specified herein. Executive warrants that he enters into this Agreement voluntarily and with full knowledge and understanding of Executive’s legal rights and obligations. Executive understands that this Agreement will have a final and binding effect and that by executing this Agreement he may be giving up legal rights. Executive intends this Agreement to be legally binding.

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Dated: November 12, 2012		DOUGLAS W. KOHRS

/s/ Douglas W. Kohrs
Signature

ACCEPTED BY TORNIER, INC.:

By:	/s/ Kevin M. Klemz
Kevin M. Klemz
Its:	Vice President, Chief Legal Officer and Secretary

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